EXHIBIT 10.1

AMENDMENT NO. 3 TO
CONVERTIBLE NOTES PURCHASE AGREEMENT

This Amendment No. 3 to Convertible Notes Purchase Agreement (this “Amendment”) is entered into on this 22nd day of December, 2008, by and between Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Issuer”), and China Gold, LLC, a Kansas limited liability company, its successors and assigns (together with its successors and assigns “Purchaser”), to amend, as hereinafter set forth, the terms of that certain Convertible Notes Purchase Agreement dated April 10, 2007 by and between Issuer and Purchaser, as previously amended on June 19, 2007 and November 10, 2008 (as amended, the “Purchase Agreement”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings as defined in the Purchase Agreement.

A.           Issuer and Purchaser entered into the Purchase Agreement on April 10, 2007, which contemplated the initial sale by Issuer, and purchase by Purchaser, of an aggregate minimum of $12,000,000 and an aggregate maximum of $25,000,000 in convertible notes of Issuer within 12 months of the Initial Closing Date.

B.           Pursuant to the Purchase Agreement, on April 10, 2007, Issuer sold, and Purchaser purchased, that certain Convertible Note in the amount of $3,000,000 (“Note 1”).  On May 7, 2007, Issuer sold, and Purchaser purchased, that certain Convertible Note in the amount of $2,000,000 (“Note 2”).  On June 19, 2007, Issuer sold and Purchaser purchased that certain Convertible Note in the aggregate amount of $4,000,000 (“Note 3”).  On July 9, 2007, Issuer sold, and Purchaser purchased, that certain Convertible Note in the amount of $800,000 (“Note 4”; collectively with Note 1, Note 2 and Note 3, the “Prior Notes”).

C.           To secure its obligations under the Prior Notes, Issuer entered into a Security Agreement with Purchaser dated June 19, 2007 (the “Security Agreement”), whereby Issuer granted Purchaser a security interest in all of the assets acquired by Issuer from the use of the proceeds from the sale of the Prior Notes.  Pursuant to the Purchase Agreement and Security Agreement, Issuer and certain of its subsidiaries further entered into the following agreements with Purchaser relating to such security:  (i) that certain Pledge Agreement dated as of April 10, 2007 by and between Purchaser and Issuer, as amended pursuant to that certain Amended and Restated Pledge Agreement dated February 7, 2008 by and between Purchaser and Issuer (as amended, the “Pledge Agreement”); (ii)  that certain Guaranty dated April 10, 2007 (the “Wits-China Guaranty”) of Wits-China Acquisition Corporation, a Minnesota corporation and wholly owned subsidiary of Issuer (“Wits-China”); (iii) that certain Guaranty dated February 7, 2008 (the “BVI Guaranty”) of China Global Mining Resources Limited, a British Virgin Islands corporation (registered number 1386052) and wholly owned subsidiary of Issuer (“Original BVI Co”); (iv) that certain Guaranty dated February 7, 2008 (the “HK Guaranty”) of China Global Mining Resources Limited, a Hong Kong corporation and wholly owned subsidiary of Issuer (“CGMR HK”); (v) that certain Subsidiary Security Agreement dated February 7, 2008 by and between Wits-China and Purchaser (the “Wits-China Subsidiary Security Agreement”); (vi) that certain Subsidiary Security Agreement dated February 7, 2008 by and between Original BVI Co and Purchaser (the “BVI Subsidiary Security Agreement”); and (vii) that certain Subsidiary Security Agreement dated February 7, 2008 by and between CGMR HK and Purchaser (the “HK Subsidiary Security Agreement”).  Collectively, the Security Agreement, Pledge Agreement, Wits-China Guaranty, BVI Guaranty, HK Guaranty, Wits-China Subsidiary Security Agreement, BVI Subsidiary Security Agreement and HK Subsidiary Security Agreement are referred to herein as the “Security Documents.”

D.           On November 10, 2008, Issuer and Purchaser cancelled the Prior Notes and Issuer issued Purchaser an Amended and Restated Promissory Note in the aggregate principal amount of $9,800,000 (the “Amended and Restated Note”), which, amongst other amendments to the terms of the Prior Notes, terminated the conversion feature of the Prior Notes and terminated certain Purchase Rights (as defined in the Purchase Agreement) provided to Purchaser.  In consideration thereof, Issuer issued Purchaser a five-year warrant to purchase up to 39,200,000 shares of the Issuer’s common stock, par value $0.01 per share, at an exercise price of $0.15 per share (the “First Warrant”).  As of the date hereof, the accrued and unpaid interest on the Amended and Restated Note is $171,930.86.

E.           On October 28, 2008, Purchaser loaned Issuer an additional $441,000 pursuant to the terms of that certain Promissory Note dated October 28, 2008 of Issuer in favor of Purchaser (the “Additional Note”), the payment obligations of which are secured by the Security Documents.  In consideration of the Additional Note, Issuer issued Purchaser a five-year warrant to purchase up to 882,000 shares of Issuer’s common stock at an exercise price of $0.11 per share (the “Second Warrant”; and collectively with the First Warrant, the “Warrants”).  As of the date hereof, the accrued and unpaid interest on the Additional Note is $7,762.59.

F.           Pursuant to the terms of that certain Subscription Agreement dated November 17, 2008 by and between London Mining Plc (“London Mining”) and Issuer (the “Subscription Agreement”), Issuer and London Mining have formed a joint venture entity incorporated in the British Virgin Islands under the name China Global Mining Resources (BVI) Limited (with registered number 1513743) (“CGMR BVI”), to acquire and operate certain mining properties in the People’s Republic of China operated through Maanshan Xiaonanshan Mining Co Limited, Nanjing Sudan Mining Co Ltd and Maanshan Zhaoyuan Mining Co Limited (collectively, the “PRC Properties”).  Issuer, through certain of its subsidiaries, currently holds the rights to acquire the PRC Properties (the “Rights”), and such Rights are subject to the security interest of Purchaser pursuant to the terms of the Security Agreement.  The transactions contemplated by Issuer and London Mining are hereinafter referred to as the “JV Transaction.”

G.           As a condition to the JV Transaction, Issuer is required to (i) consolidate the Rights in CGMR HK and transfer its equity interests in CGMR HK to CGMR BVI and (ii) restructure the terms of the Amended and Restated Note and the Additional Note provided by Purchaser to Issuer (collectively, the “Loans”), including without limitation (a) extending the Maturity Date (as defined in the Amended and Restated Note and Additional Note, respectively), (b) amending certain of the Security Documents to release Purchaser’s security interest in the Rights, the PRC Properties and Issuer’s equity interest in CGMR HK, and (c) release and terminate the HK Guaranty and the HK Subsidiary Security Agreement and (d) to permit the transfer to CGMR BVI of the equity interests in CGMR HK.

H.           Issuer and Purchaser wish to consolidate the Amended and Restated and Additional Note into a Second Amended and Restated Note (as defined below) in the aggregate principal amount of $10,241,000, with accrued and unpaid interest of $179,693.45 thereon as of the date hereof.  Contemporaneously with the closing of the JV Transaction, Issuer intends to make a prepayment of the Amended and Restated Note in the aggregate amount of $5,600,000.

I.           Issuer and Purchaser wish to amend the Purchase Agreement in the respects set forth herein to restructure the terms of the related agreements in a manner permitting Issuer to complete the JV Transaction.

Now, Therefore, in consideration of the foregoing facts and premises hereby made a part of this Agreement, the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                      PREPAYMENT AND AMENDMENT OF NOTE

1.1           Amendment to Notes.  On the date of this Agreement, Issuer and Purchaser hereby cancel the Amended and Restated Note and Additional Note, and Issuer shall issue Purchaser a promissory note in the aggregate principal amount of $10,421,107.18 having a maturity date of February 15, 2010, in the form attached as Exhibit A (the “Second Amended and Restated Note”).  Together with the execution and delivery of this Amendment, Purchaser has delivered to Issuer the original Amended and Restated Note and Additional Note, each marked “Cancelled.”

1.2           Prepayment.  On the Effective Date (as defined below), Issuer, or another party at the direction of and on behalf of Issuer, shall make a prepayment of the Amended and Restated Note in the aggregate amount of $5,600,000 (the “Prepayment”), payable in cash or other immediately available funds.

1.3           Modification of Warrants.  In consideration of the terms hereof, on the Effective Date, Purchaser and Issuer shall modify the terms of the Warrants to reduce the Exercise Price (as defined in each of the Warrants) to $0.075 per share.  Upon the request of Purchaser, together with delivery of the Warrants, Issuer shall reissue to Purchaser modified warrant certificates reflecting the modified Exercise Price as set forth herein.

1.4           Effective Date.  Except with respect to the transactions contemplated in Sections 1.1 and 2.2, the Prepayment and the other transactions contemplated pursuant to this Amendment shall take place contemporaneously with the closing of the JV Transaction pursuant to the terms of the Subscription Agreement (as defined in the Subscription Agreement as the Completion Date) (the “Effective Date”).

Section 2.                      MODIFICATION AND/OR TERMINATION OF SECURITY INTERESTS

2.1           Amendment to Security Agreement.  Purchaser and Issuer amend and restate as of the Effective Date the terms of the Security Agreement, in the form attached hereto as Exhibit B (the “Amended and Restated Security Agreement”), to reflect the changes to the collateral subject to the Purchaser’s security interest from the date hereof.

2.2           Amendment to Pledge Agreement.  Purchaser and Issuer amend and restate as of the date of this Agreement the terms of the Pledge Agreement, in the form attached hereto as Exhibit C (the “Second Amended and Restated Pledge Agreement”), to reflect the release from Purchaser’s security interest of Issuer’s equity interest in CGMR HK and any other Collateral under the Pledge Agreement not forming Collateral under the Second Amended and Restated Pledge Agreement.

2.3           Release of Security.

1.      Effects of Amendments to Security Agreement and Pledge Agreement.  Purchaser hereby completely, fully and irrevocably releases, discharges and acquits, as of the Effective Date, Issuer from (i) the Pledge Agreement and (ii) subject to receipt of the Prepayment, the Security Agreement, in each case only to the extent not restated in the Second Amended and Restated Pledge Agreement and the Amended and Restated Security Agreement, respectively.

2.      Release of CGMR HK Security Interests.  Subject to receipt of the Prepayment, Purchaser hereby completely, fully and irrevocably releases, discharges and acquits, as of the Effective Date, CGMR HK from (i) the HK Guaranty and (ii) the HK Subsidiary Security Agreement, and terminates the obligations of CGMR HK under the HK Guaranty and HK Subsidiary Security Agreement.  With the exception of the release of CGMR HK, nothing in this Section 2.3(2) shall operate to release Issuer or any other third party from Issuer’s continuing indebtedness under the Note or the remaining Security Documents.

3.      Release of Claims.

a.      CGMR HK hereby absolutely and unconditionally releases and forever discharges Purchaser and its officers, directors, agents, employees and other affiliates thereof, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which CGMR HK has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this release, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

b.      Purchaser hereby absolutely and unconditionally releases and forever discharges CGMR HK and its officers, directors, agents and employees, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Purchaser has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this release, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

4.      Releases Irrevocable.  Upon execution of this Agreement, and subject to receipt of the Prepayment from or on behalf of the Issuer, Purchaser’s release of security interests as set forth in this Section 2.3 are irrevocable by Purchaser unless with the written consent of London Mining.  Purchaser acknowledges and agrees that the Prepayment may be made by the Issuer or London Mining (or such other person as London Mining directs) on behalf of the Issuer.

5.      Effect of Release.  Purchaser acknowledges, without limiting this Section 2.3, that the effect of this Section 2.3 includes the complete, full and irrevocable release from its security interest of the Issuer’s equity interests in CGMR HK, the Rights and any other interests in the PRC Properties such that on and from the Effective Date, Purchaser has no other security over any equity interests in (except with respect to the pledge of Issuer’s equity interest pursuant to the Second Amended and Restated Pledge Agreement) or the assets of, or otherwise in relation to, CGMR BVI and any of its subsidiary undertakings, from time to time other than that specified in Section 1 of the Amended and Restated Security Agreement.

6.      Further Actions; Authorization.  Purchaser agrees that it shall, from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Issuer or CGMR HK may reasonably request, in order to terminate or amend any security interest released or amended (as applicable) pursuant to the terms of this Section 2.  Purchaser by this Agreement authorizes Issuer and CGMR HK to file one or more financing, continuation or termination statements, and amendments thereto, relative to the related collateral and security interests.

Section 3.                      CONSENTS AND WAIVERS

3.1           Access to Information.  Purchaser acknowledges that it (i) has been provided a copy of the Subscription Agreement dated November 17, 2008 by and between Issuer and London Mining setting forth the terms of London Mining’s investment in CGMR BVI, (ii) has been provided a form of the Shareholders’ Agreement to be entered into by and among Issuer, London Mining and CGMR BVI relating to certain governance and other terms and conditions applicable to CGMR BVI (the “Shareholders’ Agreement” and forms of the documents referenced in the Shareholders’ Agreement are collectively referred to herein as the “Provided JV Documents”) and (iii) has been afforded the opportunity to access full and complete information regarding the JV Transaction, including the opportunity to contact Issuer representatives concerning the JV Transaction, and has utilized such access to Purchaser’s satisfaction.

3.2           Consent, Waiver and Undertaking.  Purchaser hereby provides its consents under, and any required waivers and undertakings in respect of, pursuant to, the terms of the Purchase Agreement and the agreements referenced therein, including without limitation the Security Documents, the Pledge Agreement to the consummation by Issuer and the subsidiaries (as appropriate) of the JV Transaction on terms substantially similar to those set forth in the Provided JV Documents.  Without limitation, the consent, waiver and undertaking provided for herein shall include in particular the following:

1.      consent to the JV Transaction (provided there have been no amendments to the Provided JV Documents which materially effect the security to which the Purchaser has been granted under the Amended and Restated Security Agreement and the Second Amended and Restated Pledge Agreement) with respect to the negative covenants set forth in Section 4.4 of the Purchase Agreement;

2.      an acknowledgment and agreement that the JV Transaction (provided there have been no amendments to the Provided JV Documents which materially effect the security to which the Purchaser has been granted under the Amended and Restated Security Agreement and the Second Amended and Restated Pledge Agreement) does not constitute an Event of Default pursuant to Section 7.1 of the Purchase Agreement;

3.      an acknowledgment that any enforcement of its rights under the Second Amended and Restated Pledge Agreement pertaining to CGMR BVI will be subject to the terms of the Shareholders' Agreement between London Mining and the Issuer to be entered into on the date of London Mining's subscription into CGMR BVI;

4.      consent to the transfer by Issuer of its equity interest in CGMR HK to CGMR BVI pursuant to the terms of the JV Transaction;

5.      consent to the transfer by Original BVI Co of the Rights to Maanshan Global Mining Resources Limited, a corporation organized under the laws of the People’s Republic of China and a wholly owned subsidiary of Original BVI Co (“MGMR”), and the transfer by MGMR of the Rights to CGMR HK;

6.      consent to the change of the name of Original BVI Co.;

7.      consent to the acquisition of Issuer’s equity interest in CGMR BVI pursuant to the terms of the Shareholders’ Agreement by London Mining or a member of its Group (as defined in the Shareholders’ Agreement) or a third party under the “Come Along” provisions of the Shareholders’ Agreement with respect to the negative covenants set forth in Section 4.4 of the Purchase Agreement and an acknowledgment and agreement that any such sale would not constitute an Event of Default pursuant to Section 7.1 of the Purchase Agreement; and

8.      an undertaking that if Purchaser elects to enforce any of its rights under the Amended and Restated Pledge Agreement it will enter into a Deed of Adherence in accordance with the terms of the Shareholders’ Agreement prior to the transfer of any equity interests in CGMR BVI from Issuer to Purchaser.

Section 4.                      MISCELLANEOUS

4.1           This Amendment shall be construed in connection with and as part of the Purchase Agreement, and, except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Purchase Agreement, are hereby ratified and shall be and remain in full force and effect.

4.2           Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment, unless the context otherwise requires.

4.3           Purchaser and Issuer acknowledge and agree that CGMR BVI and its successors and assigns (collectively, the “Beneficiaries”) are expressly intended to be third-party beneficiaries to this Agreement, and that all provisions of this Agreement relating to each such Beneficiary are intended to inure to the benefit of such Beneficiary.  Each such party is entitled to any rights, interest or claims arising hereunder.

4.4           The description headings of the various sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

4.5           This Amendment shall be governed by and construed in accordance with Kansas law.

4.6           This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.  Signature to this Amendment may be given by facsimile or other electronic transmission and such signatures shall be fully binding on the party sending the same.

[The remainder of this page is intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ISSUER:	WITS BASIN PRECIOUS MINERALS INC.,
a Minnesota corporation

	By:	/s/ Mark D. Dacko
	Name:	Mark D. Dacko
	Title:	Chief Financial Officer

PURCHASER:	CHINA GOLD, LLC,
a Kansas limited liability company

	By:	Pioneer Holdings, LLC
	Its:	Manager

By:	/s/ C. Andrew Martin
Name: C. Andrew Martin
Title: Manager

CGMR HK:	CHINA GLOBAL MINING RESOURCES LTD
a company registered under the laws of Hong Kong
(with respect to Section 2.3 only)

	By:	/s/ Mark D. Dacko
	Name:	Mark D. Dacko
	Title:	Director